Exhibit 3.3

Companies Ordinance (New Version) 5743 – 1983

Memorandum of Association

1.	Name of Company: Negevtech Ltd.

2.	Objectives for which the Company was founded (note the principal objectives):

a.	To develop, manufacture, market and sell systems combining computerized optical systems and artificial intelligence for corporates and other industrial bodies abroad.

b.	☒

c.	☒

3.	The liability of the members is limited.

4.	The share capital of the Company is NIS 30,000.

We, the undersigned, wish to incorporate to a Company pursuant to this Memorandum of Association, and agree to each take the number of shares in the Company’s share capital as listed besides each of our names.

	Signor's Name (Identity Number, Address, Description)	Number of Shares Allocated	Signature

1.	Gad Neumann 0136941 3 Hayardu Street Rehovot Israel	12,000	/s/ Gad Neuman
		each share NIS
		1.00 par value

2.	David Alumot 5133184 5 Shoshana Haemekim Street Rehovot Israel	12,000	/s/ David Alumot
		each share NIS
		1.00 par value

3.

4.

	Total of all shares taken	24,000

Date: 10th November 1991

Signatures witnessed by: /s/ ——————————————